Exhibit 99.1

NEWS RELEASE: April 22, 2004	Contact:	Heather Beshears
Vice President,
Corporate Communications
Duraswitch Industries, Inc.
Tel: 480.586.3357
heather@duraswitch.com

DURASWITCH TO ACQUIRE PRIVATELY HELD LICENSE PLATE AND
VEHICLE RECOGNITION TECHNOLOGY DEVELOPER
Technology viewed as a key tool for homeland security and law enforcement

PHOENIX, Ariz. (April 22, 2004) - Duraswitch (NASDAQ: DSWT), a technology developer and licensor, today announced that it has entered into a definitive agreement to acquire all of the shares of privately held Active Recognition Technologies, Inc. (ART), a developer and licensor of vehicle and license plate recognition software. The stock acquisition is subject to ART meeting future revenue and profit conditions and is anticipated to close in 2005.

“We are excited that we are in a position to look at various opportunities to diversify into innovative, licensable technologies. Our success with the Duraswitch technologies being sold and manufactured by our network of licensees in the switch industry has given us a stable base to work from. As the Duraswitch technologies are designed into various products, our royalty revenue source grows,” said Bob Brilon, Duraswitch CEO.

Brilon added, “With this acquisition, we leverage our NASDAQ company exposure, existing licensing structure and to expand the source for potential licensing revenue. We pursued this acquisition opportunity because we believe there are upside prospects of licensing this technology through various licensee partners that will resell, install or integrate the recognition technology to add a layer of automated security.”

ART license plate recognition (LPR) software is licensed through resellers on a fee-per-lane basis with margins estimated at 85-95%. The company is also exploring a transaction based revenue model for certain applications. Additional revenue is derived from annual maintenance fees, consulting services and engineering fees.

Arthur Lawida, CEO of ART, said, “ART technology is attracting attention because it solves a major issue facing security managers worldwide: finding and identifying potential threats before they occur. Applications include area surveillance, stolen vehicle detection, border control, Amber alert automation, access control and threat detection. This technology provides a solution to the main issues facing this relatively early-stage industry, including accurately finding and reading the license plate and automatically adjusting to varying environmental conditions. These challenges are particularly difficult in North America with the huge variety of plate styles. The ART system can be set up in minutes and can be used for both portable and fixed lane surveillance. By combining with Duraswitch’s existing licensing model and culture, we expect to gain greater exposure faster and capitalize on this emerging marketplace opportunity to develop a strong foothold in this market.”

ART software establishes the identity of a vehicle based upon the license plate, vehicle color and other shape characteristics as required, and matches that information to a database in real-time. Used for security applications, revenue control and marketing data collection, the current market for LPR software is a growing multi-million dollar industry worldwide. Growth in the market is being driven by increased governmental and commercial security measures, enforcement applications, productivity needs, new legislation and increased desire for targeted marketing and customer service.

Unlike typical LPR software, ART’s technology offers total vehicle identification through a unique shape map. ART’s LPR technology is the first product to identify vehicles by a combination of color, shape, texture and license plate. License plates are like other security tokens in that they can be lost, faked, stolen or shared. ART’s LPR technology analyzes that the right license plate is present on the correct vehicle and can automatically send an alarm to emails, pagers or be integrated with standards-based command and control systems.

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Duraswitch to Acquire Active Recognition Technologies, Inc. — 2

ART’s LPR technology offers superior operating performance worldwide and is particularly suited to the North American market where there are a wide range of license plate templates, fonts and colors. ART’s LPR works in controlled or adverse environments, regardless of lighting and weather conditions and with stationary or moving vehicles. ART’s LPR technology employs a unique combination of vehicle matching algorithms, which enables vehicle identification with a high degree of accuracy even if the license plate is partially obscured. The software is easily integrated with existing hardware and software systems.

Stock purchase agreement terms include:

•	Key closing condition of the acquisition: revenue and profit for ART to include two consecutive quarters of at least $400,000 in revenue and $100,000 average EBIT prior to July 30, 2005.

     Prior to closing:

•	Duraswitch to commit funding to ART over the first twelve months in the form of convertible debt up to a maximum of $500,000. The debt instrument has a principal conversion into 12.5% ART ownership.

•	Management services agreement whereby ART will relocate to Duraswitch offices.

•	Marketing and sales agreement whereby ART will pay a referral fee to Duraswitch for any direct or relationship referrals.

Brilon stated, “We believe that this deal structure mitigates the significant risk associated with an emerging technology. ART believes they will hit their revenue and profitability projections, and we believe that success will equate to a success for ART and Duraswitch shareholders. Duraswitch’s Board of Directors has the right to expedite the closing by waiving the revenue and profit requirement.”

Upon a closing event, ART shareholders will receive the following:

•	950,000 shares of restricted Duraswitch stock with registration rights no earlier than March 31, 2005.

•	An earn-out of 850,000 restricted shares with standard piggy-back registration rights, or a prorated portion thereof, will be issued upon accumulated EBIT of the ART division of $4 million over a three-year period.

•	These share amounts may be reduced, depending on the amount of convertible debt converted upon closing.

“We believe this technology has broad market appeal. ART’s existing partnership with Extreme CCTV, a leading security camera manufacturer, has already opened doors for our technology worldwide. ART’s current targets include security system integrators and resellers such as ADT, Pelco, Northrup Gruman, General Dynamics, Boeing, Haliburton and Computer Sciences Corporation. We are also targeting firms selling and producing digital video recorders (DVR) including Lenel, Loronix, Fast and American Dynamics as well as security product manufacturers such as Sony, Toshiba, Sanyo and Panasonic,” said Alex Parrish, vice president of business development, ART.

“Test reports coupled with feedback from current users demonstrate how well this technology works,” Lawida continued. “The next step is awareness and commercialization through a network of partners to license and integrate this software solution for a variety of needs.”

“By bringing ART technologies into the fold, we are leveraging our existing public company exposure and relationships, and licensing infrastructure to create additional opportunities for shareholder value. Duraswitch technologies are supported internally, and through the efforts of a worldwide base of over 30 licensees and strategic partners. ART’s technology is seeing initial acceptance in the security industry, and we believe this is the time to capitalize on this technology’s advantages in the marketplace,” added Brilon.

About ART

Founded in 2003, Active Recognition Technologies is a privately held company headquartered in Arizona. ART has just released V-Metrics™, the world’s first system that can accurately verify the identity of a vehicle. Initial

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Duraswitch to Acquire Active Recognition Technologies, Inc. — 3

uses for the technology include casino and public parking garages, stolen car recovery and area surveillance. More information is available at www.activerecognition.com or by calling 602.277.7262.

About Duraswitch

Duraswitch is a licensor of patented, enabling technologies. The company was founded on a novel new electronic switch technology — pushbuttons, rotary dials, mouse controls — that can be used in a wide range of commercial and industrial controls. Licensing its intellectual property to established switch manufacturers and OEMs, Duraswitch brings together its expertise in switch design with their marketing and manufacturing capabilities to commercialize these technologies. Duraswitch has executed license agreements with 29 manufacturers worldwide including Siemens AG and Delphi Corp., and formed technology alliances with manufacturers of complementary products including Three-Five Systems and FLEXcon. With this global network, Duraswitch’s business model can easily be used to take additional innovative technologies to commercialization partners. Visit www.duraswitch.com or call 480.586.3300 for more information.

This news release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include, but are not limited to, statements regarding the upside prospects of licensing the LPR software, the estimated margins for the LPR software, the growth of the market for the LPR software and our ability to capitalize on this market, the ability of ART to meet its revenue and profitability projections, and the leveraging of public company exposure. Risks and uncertainties that could cause results of operations to differ materially from those projected including lack of market acceptance of our technologies, underestimating the amount of licensing sales that we would need to cover our expenses and therefore underestimating the length of time it will take to develop enough licensing sales to create a net profit, unexpected expenses relating to protecting our intellectual property and increased sales and marketing expenses and other uncertainties, are described from time to time in our documents filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2003. These forward-looking statements represent our beliefs as of the date of the press release and we disclaim any intent or obligation to update these forward-looking statements.

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